COUNSEL OPINION

                                                                 MARY JOAN HOENE
                                                      Vice President and Counsel
[EQUITABLE AXA LOGO]                                              (212) 314-3839
                                                              Fax (212) 707-7879
                                                                  LAW DEPARTMENT



                                        August 25, 1999


The Equitable Life Assurance Society
of the United States
1290 Avenue of the Americas
New York, NY  10104

Dear Sirs:

         This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable Life") and Separate Account A of Equitable Life ("Separate Account A") of the Form N-4 Registration Statement of Equitable Life and Separate Account A under the Securities Act of 1993 (File No. 333-81501) and of the Registration Statement of Separate Account A under the Investment Company Act of 1940 ("1940 Act") included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account A.

         The Units are purchased with contributions received under individual annuity contracts and certificates Equitable Life offers under a group annuity contract (collectively, the "Certificates"). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for retirement income benefits.

         I have examined such corporate records of Equitable Life and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

         1. Equitable Life is a corporation duly organized and validly existing under the laws of the State of New York.

         2. Separate Account A was duly established pursuant to the provisions of New York Insurance Law.

         3. The assets of Separate Account A are owned by Equitable Life; Equitable Life is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account A must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Life.


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The Equitable Life Assurance Society
of the United States
August 25, 1999
Page 2



         4. The Certificates provide that the portion of the assets of Separate Account A equal to the reserves and other contract liabilities with respect to Separate Account A shall not be chargeable with liabilities arising out of any other business Equitable Life may conduct and that Equitable Life reserves the right to transfer assets of Separate Account A in excess of such reserves and contract liabilities to the general account of Equitable Life.

         5. The Certificates (including any Units credited thereunder)have been duly authorized and when issued in accordance with applicable regulatory approvals will represent validly issued and binding obligations of Equitable Life.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Mary Joan Hoene
                                        --------------------
                                            Mary Joan Hoene